EXHIBIT G



Form of Notice of Proposed Transactions

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-         ; 70-10086)

Filings Under the Public Utility Holding Company Act of 1935
("Act")

ENTERGY LOUISIANA, INC.

October __, 2002

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's

Office of Public Reference.


     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by November _, 2002 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the

address(es) specified below. Proof of service (by affidavit or,

in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify

specifically the issues of fact or law that are disputed. A

person who so requests will be notified of any hearing, if

ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or

declaration(s), as filed or as amended, may be granted and/or permitted to become effective.



Entergy Louisiana, Inc. (70-10086)

     Entergy Louisiana, Inc. ("Entergy Louisiana"), 639 Loyola

Avenue, New Orleans, Louisiana 70113, an electric utility

subsidiary of Entergy Corporation, a registered holding company,

has filed an application-declaration pursuant to Sections 6(a),

7, 9(a), 10, 12(c), 12(d), 12(e), 32 and 33 of the Act and Rules

42, 53, and 54 thereunder.

     Entergy Louisiana seeks authorizations to issue and sell not more than $750 million principal amount of (a) its first mortgage bonds ("Bonds"), (b) its preferred stock ("Preferred Stock"), (c)

directly or indirectly through one or more financing

subsidiaries, unsecured long-term indebtedness ("Long-term

Debt"), and (d) other forms of preferred or equity-linked

securities ("Equity Interests"), issued in one or more new series from time to time no later than March 31, 2006.

     The Bonds (a) may be subject to optional and/or mandatory

redemption, in whole or in part, at par or at premiums above the principal amount thereof, (b) may be entitled to mandatory or optional sinking fund provisions, (c) may be issued at fixed or floating rates of interest, (d) may provide for reset of the coupon pursuant to a remarketing arrangement, (e) may be called from existing investors by a third party, (f) may be backed by a bond insurance policy and (g) will have a maturity ranging from one year to 50 years.  The maturity dates, interest rates,

redemption and sinking fund provisions and conversion features,

if any, with respect to the Bonds of a particular series, as well as any associated placement, underwriting or selling fees,

commissions and discounts, if any, will be established by

negotiation or competitive bidding.

     The Preferred Stock or Equity Interests may be issued in one or more series with such rights, preferences and priorities,

including those related to redemption, as may be designated in the instrument creating each such series.  The Preferred Stock or

Equity Interests may be redeemable or may be perpetual in

duration.

     The Long-term Debt of a particular series (a) will be

unsecured, (b) may be convertible into any other securities of

Entergy Louisiana (except common stock), (c) will have a maturity ranging from one year to 50 years, (d) may be subject to optional and/or mandatory redemption, in whole or in part, at par or at premiums above the principal amount thereof, (e) may be entitled to mandatory or optional sinking fund provisions, (f) may provide for reset of the coupon pursuant to a remarketing arrangement,

(g) may be issued at fixed or floating rates of interest and (h)

may be called from existing investors by a third party.

     Entergy Louisiana proposes to use the net proceeds derived from the issuance and sale of Bonds and/or the Preferred Stock and/or the Long-term Debt and/or the Equity Interests for general corporate purposes, including (i) financing its capital

expenditures, (ii) repaying, redeeming, refunding or purchasing any of its securities pursuant to Rule 42 and/or those issued on

Entergy Louisiana's behalf pursuant to Section 9(c)(1), and (iii)

financing its working capital requirements.

     Entergy Louisiana states that it presently contemplates

selling the Bonds and/or the Preferred Stock and/or the Long-term

Debt and/or the Equity Interests by competitive bidding,

negotiated public offering or private placement.

     Entergy Louisiana also proposes to enter into arrangements to finance or refinance on a tax-exempt basis certain pollution control facilities ("Facilities").  Entergy Louisiana proposes,

from time to time through March 31, 2006, to enter into one or more leases, subleases, installment sale agreements, refunding agreements or other agreements and/or supplements and/or

amendments thereto (each and all of the foregoing being referred to herein as the "Agreement") with one or more issuing

governmental authorities (individually and collectively being referred to herein as the "Authority"), pursuant to which the

Authority may issue one or more series of tax-exempt revenue bonds ("Tax-Exempt Bonds") in an aggregate principal amount not to exceed $420 million (including the possible issuance and

pledge by Entergy Louisiana of up to $470 million in aggregate principal amount of Entergy Louisiana Collateral Bonds (as

defined hereinafter), which $470 million is not included in the

$750 million referenced above).  The net proceeds from the sale of Tax-Exempt Bonds will be deposited by the Authority with the trustee ("Trustee") under one or more indentures ("Indenture")

and will be applied by the Trustee to reimburse Entergy Louisiana for, or to permanently finance on a tax-exempt basis, the costs of the acquisition, construction, installation or equipping the

Facilities.

     Entergy Louisiana further proposes, under the Agreement, to purchase, acquire, construct and install the Facilities unless the Facilities are already in operation.  Pursuant to the

Agreement, Entergy Louisiana will be obligated to make payments sufficient to pay the principal or redemption price of, the

premium, if any, and the interest on Tax-Exempt Bonds as the same become due and payable.  Under the Agreement, Entergy Louisiana will also obligated to pay certain fees incurred in the

transactions.

     The price to be paid to the Authority for each series of Tax-

Exempt Bonds and the interest rate applicable thereto will be determined at the time of sale.  The Agreement and the Indenture will provide for either a fixed interest rate or a floating

interest rate for each series of the Tax-Exempt Bonds.  Each series may be subject to optional and mandatory redemption and/or a mandatory or optional cash sinking fund under which stated

portions of such series would be retired at stated times.

     In order to obtain a more favorable rating and thereby

improve the marketability of the Tax-Exempt Bonds, Entergy

Louisiana may (1) arrange for one or more letters of credit from one or more banks (collectively, "Bank") in favor of the Trustee

(in connection therewith, Entergy Louisiana may enter into a

Reimbursement Agreement pursuant to which Entergy Louisiana would agree to reimburse the Bank for amounts drawn under the letters of credit and to pay commitment and/or letter of credit fees),

(2) provide an insurance policy for the payment of the principal,

premium, if any, interest and purchase obligations in connection with one or more series of Tax-Exempt Bonds, or (3) obtain

authentication of one or more new series of Bonds ("Collateral

Bonds") to be issued under Entergy Louisiana's General and

Refunding Mortgage on the basis of unfunded net property

additions and/or previously retired First Mortgage Bonds or

General and Refunding Mortgage Bonds and delivered and pledged to the Trustee and/or the Bank to evidence and secure Entergy

Louisiana's obligations under the Agreement and/or the

Reimbursement Agreement.  In addition, Entergy Louisiana may grant to the Authority, the Bank or the Trustee a lien,

subordinate to the liens of Entergy Louisiana's First Mortgage and General and Refunding Mortgage, on the Facilities.

     Entergy Louisiana also proposed to (a) acquire the equity

securities of one or more financing subsidiaries and/or special-

purpose subsidiaries, organized solely to facilitate financing,

(b) to guarantee the securities issued by such financing

subsidiaries and/or special purpose subsidiaries, and (c) to have the financing subsidiaries and/or special purpose subsidiaries pay Entergy Louisiana, either directly or indirectly, dividends out of capital.

     Entergy Louisiana also proposes to acquire, through tender offers or otherwise, certain of its outstanding securities,

including its outstanding first mortgage bonds, its outstanding preferred stock, its outstanding or other equity-linked

securities, long-term debt and /or outstanding tax-exempt bonds previously issued for the benefit of Entergy Louisiana.


     For the Commission, by the Division of Investment
Management, pursuant to delegated authority.


Jonathan G. Katz Secretary